EXHIBIT 23.2

CONSENT OF RAICH ENDE MALTER & CO. LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Chocolate Candy Creations, Inc.

We hereby consent to the use of our auditors’ report dated March 15, 2011 relating to the balance sheets of Chocolate Candy Creations, Inc., as of December 31, 2010 and 2009 and the related statements of operations, stockholders’ equity and cash flows for the two years ended December 31, 2010, to be included in this Post Effective Amendment No. 3 to Form S-1, as filed with the Securities and Exchange Commission on March 24, 2011 and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Raich Ende Malter & Co. LLP

New York, New York

March 24, 2011